                                                                    Exhibit 10.1

      THIS SUPPORT AGREEMENT is made this 15th day of February, 2000,


BETWEEN:                      RAYMOND LAFONTAINE ("L"), 115523 CANADA INC., a
                        corporation incorporated under the laws of Canada ("L Holdco"), ANDRE GAUTHIER ("G"), and 115525 CANADA INC., a corporation incorporated under the laws of Canada ("G Holdco" and, together with L, L Holdco and G, the "Shareholders" and each of them a "Shareholder")

AND: IBM CANADA LIMITED, a corporation incorporated under the laws of Canada ("IBM")

                              (collectively, the "Parties" and each of them, a "Party")

RECITALS:

A. The Shareholders collectively are the registered holders of, and beneficially own, in the aggregate, 305,952 Class A Subordinate Voting Shares ("Class A Shares") and 2,852,800 Class B Multiple Voting Shares ("Class B Shares") of LGS Group Inc. (the "Corporation"). The 2,852,800 Class B Shares owned by the Shareholders represent all of the issued and outstanding Class B Shares.

B. The Corporation is a reporting issuer in each of the Provinces of Canada which have established a reporting issuer regime and the Class A Shares are listed on The Toronto Stock Exchange and are quoted on the Nasdaq Stock Market, Inc.

C. IBM, L and G have entered into a confidentiality agreement dated February 11, 2000 (the "Confidentiality Agreement") and now wish to set out the terms on which IBM, indirectly through a wholly-owned Canadian subsidiary of IBM or Parent ("Offerco"), would make an offer for all of the outstanding Class A Shares and Class B Shares and the basis on which the Shareholders would support such a
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                                                                               2


      transaction.

D. The Parties are desirous of recording their agreement in respect of the following matters:

      (a) the terms and conditions upon which IBM, through Offerco, would make an offer for all of the issued and outstanding Class A Shares and Class B Shares; and

      (b) the terms and conditions upon which the Shareholders would irrevocably and unconditionally deposit to the offer described in item (a) above, all Class A Shares and Class B Shares owned beneficially and of record by the Shareholders, including Class A Shares and Class B Shares issuable upon the exercise of warrants, options, conversion rights or other rights and entitlements which are currently exercisable, or which become exercisable at any time prior to the occurrence of a Termination Event (as such term is defined herein) (collectively, the "Shareholder Securities").

THEREFORE, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1   Definitions

      Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

"Acquisition Proposal" means any proposal or expression of interest to purchase all, or

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                                                                               3


any portion of the Shareholder Securities or to enter into any voting trust or proxy arrangements involving Shareholder Securities or any proposal or expression of interest in any merger, amalgamation, consolidation, business combination, strategic alliance, plan of arrangement, recapitalization, reorganization, take-over bid, reverse take-over bid, sale of material assets, material acquisition of assets, material sale or issuance of treasury shares or rights or interests therein or thereto in return for any form of consideration, similar transactions involving either the Shareholders or any of them or the Corporation;

"Agreement" means this Support Agreement including the Schedules hereto;

"Business Day" means a day, other than a Saturday, a Sunday or a statutory holiday, on which the commercial banks in both the City of Toronto and the City of Montreal are open for business during normal banking hours;

"CBCA" means the Canada Business Corporations Act, as constituted on the date hereof;

"Class A Shares" has the meaning ascribed to it in the recitals to this Agreement;

"Class B Shares" has the meaning ascribed to it in the recitals to this Agreement;

"Coattail Agreements" means those certain trust agreements between the Transfer Agent, Montreal Trust, the Corporation and L, with respect to one agreement and G with respect to the other agreement, each of which is dated the 14th day of October, 1999;

"Coattail Provisions" mean the provisions contained in the Corporation's
Articles of Incorporation which provide, inter alia and in certain circumstances, that the Class B
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                                                                               4


Shares are automatically converted into Class A Shares or that the Class A Shares are convertible, at the election of the holder, into Class B Shares for certain limited purposes;

"Compulsory Acquisition" means the acquisition of all of the Class A Shares held by holders who did not deposit their shares under the Offer and by any Person who subsequently acquires Class A Shares, directly or indirectly, from such a non-depositing shareholder, pursuant to the compulsory acquisition provisions of
Section 206 of the CBCA;

"Confidentiality Agreement" has the meaning ascribed to it in the recitals to this Agreement;

"Corporation" has the meaning ascribed to it in recitals to this Agreement;

"Disclosure Schedule" means the Disclosure Schedule of the Shareholders attached to this Agreement as Schedule "A";

"IBM" has the meaning ascribed to it on the first page of this Agreement;

"Liens" has the meaning ascribed to it in Paragraph 3.1(h) of this Agreement;

"Material Adverse Effect" means any condition, event or development which is, or could reasonably be expected to result in or represent, a material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate on or in the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Corporation and its subsidiaries considered as a whole, provided that a
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                                                                               5


Material Adverse Effect shall not include any material change or effect on the information technology industry generally or North American stock markets generally, and shall also include any material change or effect which occurs solely as a result of interest rate or exchange rate fluctuations;

"material fact" and "misrepresentation" have the respective meanings ascribed thereto in the Securities Act (Ontario) as constituted on the date hereof;

"Offer" has the meaning ascribed to it in Section 2.1 of this Agreement;

"Offerco" has the meaning ascribed to it in the recitals to this Agreement;

"Offer Deadline" has the meaning ascribed to it in Paragraph 2.2(b) of this Agreement;

"Offer Documents" has the meaning ascribed to it in Paragraph 5.1(b) of this Agreement;

"Option Shares" has the meaning ascribed to it in Paragraph 3.1(c) of this Agreement;

"Parent" means International Business Machines Corporation, a corporation incorporated under the laws of the State of New York;

"Person" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative;

"Securities Authorities" has the meaning ascribed to it in Paragraph 5.1(c) of this Agreement;

"Securities Laws" means the securities laws, rules, regulations and notices and policy statements published thereunder, including National Policies and National Instruments, of each of the Provinces and Territories of Canada and the applicable securities laws of the United States and the States thereof;

"Shareholders" has the meaning ascribed to it in the recitals to this Agreement;

"Shareholder Securities" has the meaning ascribed to it in the recitals to this Agreement which securities and the individual ownership thereof are further described in Schedule "B" hereto; for the purposes of this Agreement, Shareholder Securities include the Option Shares;

"Subsequent Acquisition Transaction" means an amalgamation, statutory arrangement or consolidation of Class A Shares and/or Class B Shares and/or other securities of the Corporation or other transaction involving IBM, Offerco or another affiliate of IBM and the Corporation for the purposes of enabling IBM to directly or indirectly acquire all of the Target Shares not deposited under the Offer other than pursuant to a Compulsory Acquisition;

"subsidiary", "affiliate" and "associate" have the respective meanings ascribed thereto under the Securities Act (Ontario), as constituted on the date thereof;

"Target Shares" means, collectively, the Class A Shares and the Class B Shares;

"Termination Event" has the meaning ascribed to it in Section 4.1 hereof; and

"Transfer Agent" means Desjardins Trust.

1.2   Rules of Interpretation

      In this Agreement and the Schedules hereto:

      (a) Time - time is of the essence in the performance of the Parties' respective obligations;

      (b) Headings - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

      (c) Singular, etc. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope of or exclude the application of any provision of this Agreement to such Person or circumstances as the context otherwise permits;

      (d) Consent - except as expressly provided for herein, whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limits, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

      (e)   Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a
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                                                                               8


            Business Day; and

      (f) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.3   Applicable Law

      This Agreement shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.4   Entire Agreement

      This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and cancels and supersedes the Confidentiality Agreement and any other prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, obligations, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement.

1.5   Schedules

      The following Schedules are attached hereto and form part of this
Agreement:

            Schedule                  Description
            --------                  -----------
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                                                                               9


          Schedule "A"            Disclosure Schedule

          Schedule "B"            Shareholder Securities

          Schedule "C"            Terms and Conditions of the Offer

          Schedule "D"            Coattail Notice

          Schedule "E"            Retention Agreement Term Sheet

          Schedule "F"            Exchangeable Share Term Sheet


                                    ARTICLE 2
                                    THE OFFER

2.1   Offer

      IBM will cause Offerco to make offers for all of the outstanding Class A Shares and Class B Shares including any Class B Shares issuable upon the conversion of Class A Shares and any Class A Shares issuable upon the exercise of stock options and warrants or other convertible securities of the Corporation, on the terms and subject to the conditions specified in Schedule "C" to this Agreement (collectively, the "Offer").

2.2   Timing

      (a)   [Paragraph intentionally deleted]

      (b)   IBM shall cause Offerco to make the Offer on or before March 15,
            2000

            (the "Offer Deadline").

2.3   Conditions Precedent

      Notwithstanding Sections 2.1 and 2.2 of this Agreement, IBM shall not be required to cause Offerco to make the Offer unless each of the following conditions precedent has been satisfied or waived:

      (a) the boards of directors of IBM and Parent shall have, on or prior to March 1, 2000, approved the making of the Offer.

      (b)   at the time Offerco proposes to make the Offer:

            (i) all of the conditions set forth in Paragraphs (f) to (h) inclusive of Section 3 of Schedule "C" hereto shall have been satisfied;

            (ii)  all representations and warranties of the Shareholders in
                  Section 3.1 shall, as of such date, be true and correct in all material respects as if made at such time and IBM shall have received a certificate from each Shareholder to such effect; and

            (iii) all Shareholders shall have performed in all material respects all covenants or complied in all material respects with all agreements to be performed or complied with by such Shareholder under this Agreement on or prior to the time at which Offerco proposes to make the Offer.

      (c)   [Intentionally deleted]

      (d)   [Intentionally deleted]

      (e) rulings shall have been obtained from all applicable Securities Authorities providing where required, relief from the collateral benefit and non-identical consideration prohibitions of applicable Securities Laws.

      The foregoing conditions are for the sole benefit of IBM and may be waived by IBM in whole or in part at any time or from time to time and shall be deemed to have been waived by IBM by the making of the Offer.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Shareholders

      Each Shareholder hereby jointly and severally represents and warrants to IBM as follows:

      (a)   if the Shareholder is:

            (i) a corporation, it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; has all necessary corporate power, authority, capacity and right, and has received all requisite regulatory and other approvals other than those approvals described in Paragraph (d) of Section 3 of Schedule "C", particular to the character or status of the Shareholder (including any necessary approval of its respective shareholders) required to be received by it in order to execute and deliver this Agreement and to complete the transactions contemplated hereby; or

            (ii) an individual, he has all necessary capacity to execute and deliver this Agreement and to complete the transactions contemplated hereby;

      (b) upon the due execution and delivery of this Agreement by IBM this Agreement shall be a legally valid and binding agreement enforceable by IBM against the Shareholder in accordance with its terms, subject, however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies;

      (c) the Shareholder is, and at the time of deposit of the Shareholder Securities under the Offer, the Shareholder will be, the holder of record of the Shareholder Securities listed opposite its name in Schedule "B" hereto, including the Class A Shares or Class B Shares issuable upon the exercise of options, warrants or other convertible securities or other rights and entitlements held by the Shareholder (the "Option Shares"), and at the time of such deposit will have the unfettered ability, authorization, capacity and the exclusive right to dispose of all such Shareholder Securities under the Offer;

      (d) the Class B Shares owned collectively by all of the Shareholders represent all of the issued and outstanding Class B Shares. The votes attached to all of the Class A Shares and Class B Shares collectively held by the Shareholders represent approximately 75% of the votes attached to all of the outstanding Class A Shares and Class B Shares;

      (e) L beneficially owns and is the holder of record of all of the issued and outstanding securities of L Holdco and G beneficially owns and is the holder of record of all of the issued and outstanding preferred shares of G Holdco and La Fiducie Andre Gauthier is the holder of record of all of the issued and outstanding common shares of G Holdco. The voting rights attached to the preferred shares of G Holdco held by G represent a majority of the voting rights attached to all of the outstanding securities of G Holdco;

      (f) Except for the Escrow Agreement dated November 24, 1986 among LGS Data Processing Consultants Inc., L Holdco, G Holdco, 133692 Canada Inc., Raymond Lafontaine, Andre Gauthier and David J. Gibbons (which agreement the Shareholders have the exclusive authority to terminate and have mutually agreed to terminate if the Target Shares deposited under the Offer and not withdrawn are taken up and paid for), the Shareholder is not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which a default would occur as a result of, the execution and delivery or performance of this Agreement by the Shareholder and which default, violation, contravention or breach would materially impair or would prevent the Shareholder from consummating the transactions contemplated hereby;

      (g) the Shareholder Securities listed in Schedule "B" hereto opposite such Shareholder's name constitute all of the shares or other securities in the capital of the Corporation owned beneficially and of record by such Shareholder or which the Shareholder could obtain upon the exercise of any outstanding warrants, options, or other convertible securities or other rights and entitlements and all such warrants, options, convertible securities and other rights and entitlement, and the details thereof, are also listed in Schedule "B";

      (h) the Shareholder Securities to be deposited by the Shareholder under the Offer in accordance with this Agreement at the time of deposit, will be beneficially owned by the Shareholder with good and marketable title, free and clear of any and all mortgages, liens, charges, pledges, encumbrances, claims, security interests, restrictions or rights of others of any nature whatsoever ("Liens"), except any Lien created hereby or by IBM;

      (i) except as set forth in the Disclosure Schedule, the Shareholder has not previously granted or agreed to grant any ongoing proxy or other right to vote in respect of the Shareholder Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shareholder Securities; and

      (j) there is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge and belief of the Shareholder, threatened against the Shareholder which could materially impair the ability of the Shareholder of IBM to consummate the transactions contemplated hereby.

3.2   Representations and Warranties of IBM

      IBM hereby represents and warrants to the Shareholders as follows:

      (a) IBM is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

      (b) all necessary corporate action has been taken by IBM in order to authorize the execution, delivery and, upon and subject to the approval by the boards of directors of IBM and the Parent as provided in Section 2.3(a), the performance of this Agreement by IBM, and prior to, or at the time Offerco takes up and pays for any Target Shares deposited to the Offer, IBM will have obtained all approvals, including regulatory approvals, required by IBM or Offerco in order to consummate the Offer on the terms described herein;

      (c) upon the due execution and delivery of this Agreement by the Shareholders, this Agreement shall be a valid and binding agreement enforceable by the Shareholders against IBM in accordance with its terms subject however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies;

      (d) IBM is not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which a default would occur as a result of, the execution and delivery or performance of this Agreement by IBM and which default, violation, contravention or breach would materially impair or would prevent IBM from consummating the transactions contemplated hereby; and

      (e)   on any date on which Offerco proposes to make the Offer, Offerco:

            (i) will be duly incorporated and validly existing under its jurisdiction of incorporation;

            (ii) will have all necessary corporate authority to make the Offer on the terms contemplated herein; and

            (iii) will have sufficient funds or financing arrangements in place to provide sufficient funds to purchase all Target Shares tendered under the Offer.

                                    ARTICLE 4
                          COVENANTS OF THE SHAREHOLDERS

4.1   General

      Each of the Shareholders hereby covenants and agrees that until the earliest of the date on which: (i) IBM has taken up and paid for all of the Target Shares tendered under the Offer and not withdrawn, (ii) the Offer is terminated, withdrawn or abandoned, or (iii) this Agreement has been terminated pursuant to Section 7.1 or 7.2 hereof (each a "Termination Event"), the Shareholder, in its capacity as a shareholder of the Corporation, will:

      (a)   [Intentionally deleted]

      (b) if, and as often as may be requested by IBM, provide to the Transfer Agent, a notice contemplated by the Coattail Provisions to the effect that such Person will not be participating in any offer for Class A Shares and/or Class B Shares (other than the Offer), substantially in the form of notice attached hereto as Schedule "D";

      (c) other than pursuant to the Offer, not sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey, directly or indirectly, the Shareholder Securities, or any rights to acquire Shareholder Securities, to any Person, or agree to any of the foregoing;

      (d) not grant or agree to grant any proxy or other right to vote in respect of the Shareholder Securities, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote the Shareholder Securities, in each case, other than pursuant to the Offer in accordance with the terms of this Agreement;

      (e) not take any action of any kind which may reduce the likelihood of success of, or delay the completion of, the Offer;

      (f) not directly or indirectly through any corporation, representative or agent:

            (i) solicit, initiate, invite, respond to, encourage, entertain or be a party to any discussions, inquiries or proposals relating to, or which may reasonably be expected to relate to, an Acquisition Proposal; or

            (ii) furnish any information with respect to, or take any other action to respond to any inquiries which could in any way facilitate the making of any proposal that constitutes, or may lead to an Acquisition Proposal;

      (g) assist and facilitate the Corporation and co-operate with IBM and Offerco in the making of all requisite regulatory filings and exemption applications, and in connection with any procedural or other matters that may be necessary to consummate the Offer and to complete the purchase of the Target Shares; however, the Shareholders shall not be required to incur the expense in connection with any such filings, applications or procedural or other matters;

      (h) exercise the voting rights attaching to the Shareholders Securities and otherwise use its best efforts as a shareholder of the Corporation to oppose any proposed action by the Corporation, its shareholders, any of its subsidiaries or any other Person:

            (i) in respect of any merger, amalgamation, consolidation, business combination, strategic alliance, plan of arrangement, recapitalization, take-over bid, reverse take-over bid, reorganization, sale of material assets, material acquisition of assets, material sale or issuance of treasury shares or rights or interests therein or thereto, or similar transactions involving either the Shareholders (or any of them) or the Corporation, which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Offer, or

            (ii) to materially change the business, assets, operations, capital, affairs, financial condition, licences, permits, rights or privileges, whether contractual or otherwise, or prospects of the Corporation or its subsidiaries which could, individually or in the aggregate, constitute, or which could reasonably be expected to result in, a Material Adverse Effect;

      (i)   not convert any Class B Shares into Class A Shares;

      (j) provided that Offerco takes up and pays for Target Shares, enter into a retention agreement with IBM substantially on the terms and conditions outlined in Schedule "E"; and

      (k) not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Shareholder Securities pursuant to this Section 4.1 including, without limitation, through the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by this Section 4.1.

4.2   Additional Covenants

      Each of the Shareholders hereby covenants with IBM that until the occurrence of a Termination Event, the Shareholder will:

      (a)   [Paragraph intentionally deleted]

      (b) if asked to do so by IBM, request the Corporation or the Transfer Agent to prepare a list of shareholders of the Corporation in accordance with Section 21 of the CBCA and a list of holders of stock options and any other rights, warrants or convertible or exchangeable securities currently outstanding (with full particulars as to the purchase, exercise or conversion or exercise price and expiry date), and to deliver same to IBM upon the request of IBM as soon as practicable thereafter.

4.3   Party to Agreement in Capacity of Shareholder

      The Parties acknowledge that L and G have entered into this Agreement in their capacities as shareholders of the Corporation. As such, nothing in this Article 4 or Section 8.2 shall require L and G not to discharge their fiduciary duties to the Corporation in their capacities as directors and officers of the Corporation.

                                   ARTICLES 5
                                COVENANTS OF IBM

5.1   General

      IBM hereby covenants to:

      (a)   [Paragraph intentionally deleted]

      (b) provide each Shareholder and the Corporation: (i) with a draft copy of the Offer, the takeover bid circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery, and to the extent practicable, any amendments thereto (collectively, the "Offer Documents") not later than four days prior to any proposed mailing of the Offer Documents so as to provide Shareholders and the Corporation with an opportunity to review and comment on such documents, and (ii) provide each Shareholder and the Corporation with a final copy of the Offer Documents;

      (c) cause Offerco to file the Offer Documents on a timely basis with the appropriate securities commissions and other regulatory authorities in Canada and in the United States (the "Securities Authorities");

      (d) appoint a dealer manager in connection with the Offer to solicit acceptances of the Offer. The dealer manager will be required to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada to solicit acceptance of the Offer in Canada; and

      (e) pursue, and cause Offerco to diligently pursue, all of the regulatory approvals and exemption applications referred to or contemplated by Paragraph 2.3(e) of this Agreement and Paragraphs (c), (d) and (e) of Section 3 of Schedule "C" hereto which are required in order to satisfy any conditions to the making of the Offer or to the Offer not waived by IBM or Offerco.

5.2   Tax Planning Considerations

      IBM acknowledges that some or all of the Shareholders may seek a structure for the Offer which accommodates certain tax planning measures. In that regard, if requested by a Shareholder, IBM hereby covenants to use its reasonable best efforts to adjust the structure of the Offer as set forth in Schedule "C" hereto in such a manner which achieves such tax planning measures provided that IBM shall not be required to make any change:

      (a) to the amount or form of consideration being offered pursuant to the Offer;

      (b) which is inconsistent with or in contravention of any applicable law;

      (c) which would have a material adverse consequence to IBM, Offerco or the Corporation, tax or otherwise.

                                    ARTICLE 6
                               ACCEPTANCE OF OFFER

6.1   Deposit

      Each of the Shareholders hereby irrevocably and unconditionally agrees to deposit under the Offer, all Shareholder Securities which the Shareholder presently owns beneficially or is the holder of record, or otherwise acquires at any time prior to the occurrence of a Termination Event, together with duly completed and executed letters of transmittal, as soon as practicable after the Offer has been made and, in any event, on or before the third Business Day after the date of the Offer.

6.2   No Withdrawal

      Subject to Section 6.3, each of the Shareholders hereby irrevocably and unconditionally agrees that it shall not withdraw or take any action to withdraw prior to a Termination Event any of the Shareholder Securities deposited under the Offer pursuant to Section 6.1 notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have.

6.3   Coattail Agreement

      IBM shall and shall cause Offerco, prior to the taking up or paying for any Class B Shares, enter into agreements in the form of the Coattail Agreements whereby IBM and Offerco shall be subject to the same rights and obligations as the Shareholder thereunder and, notwithstanding anything herein contained or in any letter of transmittal, the obligation of the Shareholder to sell its Class B Shares pursuant to the Offer shall be conditional upon IBM entering into such agreements. In connection with the foregoing obligation of IBM, the Shareholders shall assign to IBM and Offerco and IBM shall assume and shall cause Offerco to assume the rights and obligations of the Shareholders under the Coattail Agreements.

                                    ARTICLE 7
                                   TERMINATION

7.1   Termination by Shareholders

      Any of the Shareholders, when not in default in the performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to IBM if:

      (a)   the condition in Paragraph 2.3(a) has either:

            (i)   not been waived by IBM; or

            (ii)  has not been satisfied

            on or before the date set out in such Paragraph;

      (b)   the Offer has not been made by the Offer Deadline;

      (c) the Offer (or any amendment thereto, other than as specifically contemplated by Schedule "C" hereto) does not conform to the description in Schedule "C" or the provisions of this Agreement; or

      (d) Target Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before the "Termination Date", which shall be April 30, 2000, unless prior to such date either:

            (i) a regulatory authority shall have commenced a formal investigation or a regulatory authority, shareholder or other interested Person shall have commenced an action or proceeding, in either case in connection with securities or corporate law matters in respect of the Offer; or

            (ii) the board of directors of the Corporation shall have recommended that holders of Target Shares reject the Offer,

            in which event the Termination Date shall be June 30, 2000.

7.2   Termination by IBM

      IBM, when not in default in the performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Shareholders if:

      (a) IBM has not been provided with the lists described in Paragraph 4.2(b) by March 11, 2000 or by such later date in March, 2000 as IBM may, by notice to the Shareholders establish (provided that IBM may not terminate the Agreement pursuant to this Section 7.2(a) if it has not requested such lists by February 29, 2000);

      (b) the Shareholders have not complied with all conditions precedent set forth at (ii) and (iii) of Paragraph 2.3(b) by March 15, 2000 other than those which have been waived by IBM;

      (c) the conditions of the Offer are not satisfied or waived by IBM or Offerco on or prior to the expiry of the Offer; or

      (d)   the condition in Paragraph 2.3(a) has either:

            (i)   not been waived by IBM; or

            (ii)  has not been satisfied
            on or before the date set out in such Paragraph.

7.3   Effect of Termination

      In the event of the termination of this Agreement as provided in Section
      7.1 or 7.2:

      (a)   this Agreement shall forthwith become void; and

      (b) there shall be no liability on the part of IBM or the Shareholders hereunder except that nothing contained in this Section 7.3 shall relieve any Party from liability for any breach of any provision of this Agreement which occurred on or prior to the date of such termination.

                                    ARTICLE 8
                                     GENERAL

8.1   Survival of Representatives and Warranties

      Other than as expressly set forth herein, the representations and warranties of the Shareholders and IBM contained herein shall survive the consummation of the Offer but only for a period of one year from the date hereof. Representations and warranties of the Shareholders concerning the ownership of he Shareholder Securities and the ability to deposit such securities to the Offer, shall survive for a period of six years following the date of this Agreement. No investigations made by or on behalf of either the Shareholders, IBM or Offerco or any of their respective authorized agents at any time shall have the effect of waiving , diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Parties in or pursuant to this Agreement.

8.2   Confidentiality and Disclosure

      Except as required by any competent governmental or judicial authority or by Securities Laws, and then only after discussing same with the other Parties:

      (a) each of the Shareholders agree to keep confidential and not disclose to any Person the existence or subject matter of this Agreement or of any discussions between the Parties relating thereto except for disclosures to affiliates, employees, agents and advisers of the Shareholders who need to know the information in connection with this Agreement or the Offer and who are bound by an obligation of confidentiality; and

      (b) IBM agrees to keep confidential and not disclose to any Person confidential information received from the Shareholders except for disclosures to affiliates, employees, agents and advisers of IBM who need to know the information in connection with this Agreement or the Offer and are who bound by an obligation of confidentiality and except (i) for information which was in the possession of IBM prior to February 11, 2000 or information independently discovered or developed by IBM; and (ii) for information which is publicly disclosed or is disclosed to IBM other than by a Person who owed a duty of confidentiality to the Corporation and who breached such obligation.

The provisions of this Section 8.2 constitute a further confidentiality agreement between L, G and IBM and therefore supercede and replace the provisions of Section 2.1 of the Confidentiality Agreement of February 11, 2000.

8.3   Amendments

      This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by al of the Parties hereto.

8.4   Specific Performance and other Equitable Rights

      Each of the Parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that IBM would not contemplate causing the Offer to be made and the Shareholders would not agree to the deposit of Shareholder Securities under the Offer unless this Agreement was executed, and that a breach by a Party of any covenants, agreements or other commitments contained in this Agreement will cause the other Parties to sustain injury for which they would not have an adequate remedy at law for money damages. Therefore, each of the Parties agrees that in the event of any such breach, the aggrieved Party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.5   Assignment

      Except as may be expressly provided for in this Agreement, none of the Parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

8.6   Severability

      If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

8.7   Notices

      Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section as a "notice") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax, email or other form of recorded communication tested prior to transmission to such Party:

      (a)   in the case of a Notice to L or L Holdco to:

            Addressee:  Raymond Lafontaine
            Address:    1645, Croissant Salsbourg
                        Brossard, Quebec J4X 1V8
            Phone: (450) 466-2275

            with a copy to:

            Addressee:  Guy Fortin
            Address:    1981 McGill College
                        Montreal, Quebec H3A 3C1
            Phone: (514) 847-4664
            Fax:        (514) 286-5474
            Email:      gfortin@ogilvyrenault.com

      (b)   in the case of a Notice to G or G Holdco to:

            Addressee:  Andre Gauthier
            Address:    1155 Metcalfe, 12th Floor
                        Montreal, Quebec H3B 2V6
            Phone: (514) 861-3801
            Fax:        (514) 861-3883
            Email:      Andre_Gauthier@ext.lgs.ca

            with a copy to:

            Addressee:  Guy Fortin
            Address:    1981 McGill College
                        Montreal, Quebec H3A 3C1
            Phone: (514) 847-4664
            Fax:        (514) 286-5474
            Email:      gfortin@ogilvyrenault.com

      (c)   in the case of a Notice to IBM:

            Addressee:  John Wetmore
            Address:    3600 Steeles Avenue East
                        Markham, Ontario L3R 9Z7
            Phone: (905) 316-2700
            Fax:        (905) 316-5004
            Email:      jwetmore@ca.ibm.com

            with a copy to:

            Addressee:  John Kazanjian
            Address:    Osler, Hoskin & Harcourt LLP
                        1 First Canadian Place
                        Toronto, Ontario M51 1B8
            Phone: (416) 862-6763
            Fax:        (416) 862-6666
            Email:      jkazanjian@osler.com

8.8   Counterparts

      This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Receipt of a facsimile version of an executed signature page by a Party shall constitute satisfactory evidence of execution and delivery of this Agreement by such Party.

8.9   Fees and Expenses

      The Parties will each pay their respective fees and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transactions contemplated hereby.

8.10  Authorship

      The Parties hereto agree that the terms and language of this Agreement and all agreements contemplated hereby were the results of negotiations between the Parties and, as a result, there shall be no presumption that any ambiguity in this Agreement shall be resolved against either Party.

8.11  Language

      The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties sux presentes confirment leur volonte de rediger exclusivement en langue anglaise la presente convetion ainsi que tous les documents s'y rapportant.

     [The remainder of this page has intentionally been left blank]

      IN WITNESS OF WHICH the Parties have executed this Support Agreement as of the date first written above.

__________________________          __________________________
Witness                             RAYMOND LAFONTAINE


                                    115523 CANADA INC.


                                    By:_______________________
                                        Name:
                                        Title:

                                    By:_______________________
                                        Name:
                                        Title:


__________________________          __________________________
Witness                             ANDRE GAUTHIER


                                    115525 CANADA INC.


                                    By:_______________________
                                        Name:
                                        Title:

                                    By:_______________________
                                        Name:
                                        Title:

                                    IBM CANADA LIMITED


                                    By:_______________________
                                        Name:
                                        Title:

                                    By:_______________________
                                        Name:
                                        Title: